Exhibit 99.1
Holly Energy Partners, L.P. Reports First Quarter Earnings
April 25, 2006
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported first quarter net income of $7.1 million ($0.42 per basic and diluted limited partner unit) for the three months ended March 31, 2006, as compared to $6.3 million ($0.43 per basic and diluted limited partner unit) for the three months ended March 31, 2005.
The increase in net income of $0.8 million was principally due to earnings generated from the intermediate pipelines acquired from Holly Corporation (NYSE-HOC) on July 8, 2005 and from the pipeline and terminal assets acquired from Alon USA, Inc. on February 28, 2005, from which we realized the benefits for only one month in the 2005 first quarter, offset by increased interest expense principally related to the senior notes issued in connection with the Alon and intermediate pipelines transactions. Additionally impacting earnings for the current year’s first quarter were additional revenues from our original pipelines and terminals, offset by reduced revenues from the Rio Grande Pipeline.
Overall revenues of $22.4 million for the three months ended March 31, 2006 were $5.9 million greater than the $16.5 million in the comparable period of 2005, principally due to an increase of $3.4 million in revenues from the assets acquired from Alon and $2.5 million in revenues from the intermediate pipeline assets acquired from Holly. Also, we had additional revenues from our existing pipelines and terminals of $0.6 million and experienced reduced revenues from the Rio Grande Pipeline of $0.6 million.
Revenues from refined product pipelines increased by $2.8 million from $13.3 million for the three months ended March 31, 2005 to $16.1 million for the three months ended March 31, 2006. Shipments on the Partnership’s refined product pipelines averaged 143.9 thousand barrels per day (“mbpd”) for the three months ended March 31, 2006 as compared to 105.7 mbpd for the three months ended March 31, 2005, principally due to the incremental volumes from the pipelines acquired from Alon. In the first quarter of 2005, BP Plc (“BP”) completed its obligation to pay the border crossing fee under BP’s Rio Grande Pipeline contract. For the three months ended March 31, 2005, the border crossing fee was $0.9 million.
Revenues from the intermediate product pipelines purchased from Holly in July 2005 contributed $2.5 million to revenue in the three months ended March 31, 2006. Shipments on the Partnership’s intermediate product pipelines averaged 61.1 mbpd for the three months ended March 31, 2006.
Revenues from terminal and truck loading rack service fees increased by $0.7 million from $3.2 million for the three months ended March 31, 2005 to $3.9 million for the three months ended March 31, 2006. Refined products terminalled in our facilities for the comparable quarters rose to 166.2 mbpd in the 2006 first quarter from 144.5 mbpd in the 2005 first quarter, due to the incremental volumes from the terminals acquired from Alon and small volume gains at our existing terminals.
Commenting on the results for the 2006 first quarter, Matt Clifton, Chairman of the Board and Chief Executive Officer stated “our EBITDA for the 2006 first quarter was $13.9 million, an increase of 43% from the amount reported for the 2005 first quarter, due principally to the 2005 acquisitions of the intermediate pipelines from Holly and the pipeline and terminal assets from Alon. However, for the 2006 first quarter, our volumes were reduced from expected levels as Holly shipments were lower due to a refinery power outage at Holly’s Navajo Refinery in February 2006. We remain quite satisfied with the excellent operation of our assets and will continue to look for organic and third-party growth opportunities for the Partnership.”
Today we announced our cash distribution for the first quarter of 2006 of $0.64 per unit, an increase of 2.4% over the amount of $0.625 distributed per unit for the fourth quarter of 2005. The aggregate distribution will be $10.8 million. Our distributable cash flow for the quarter was $11.2 million, resulting from EBITDA of $13.9 million, a $0.5 million increase in deferred revenue, $2.7 million of net interest expense, and maintenance capital expenditures of $0.5 million.

The Partnership has scheduled a conference call today at 10:00 AM EDT to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #8069063. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/296424/.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries a 75,000 barrels-per-day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2006 and 2005.

	Three Months Ended
	March 31,
	2006	2005
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$7,323	$7,068
Affiliates — intermediate pipelines	2,473	—
Third parties	8,777	6,272

	18,573	13,340

Terminals & truck loading racks:
Affiliates	2,686	2,362
Third parties	1,179	811

	3,865	3,173

Total revenues	22,438	16,513

Operating costs and expenses
Operations	7,109	5,388
Depreciation and amortization	3,793	2,363
General and administrative	1,224	977

	12,126	8,728

Operating income	10,312	7,785

Interest income	243	88
Interest expense, including amortization	(3,175)	(1,118)
Minority interest in Rio Grande	(245)	(429)

Net income	7,135	6,326

Less general partner interest in net income, including incentive distributions (1)	327	126

Limited partners’ interest in net income	$6,808	$6,200

Net income per limited partner unit — basic and diluted (1)	$0.42	$0.43

Weighted average limited partners’ units outstanding	16,108	14,333

EBITDA (2)	$13,860	$9,719

Distributable cash flow (3)	$11,214	$8,635

	Three Months Ended
	March 31,
	2006	2005
Volumes (bpd) (4)

Pipelines:
Affiliates — refined product pipelines	66,570	68,018
Affiliates — intermediate pipelines	61,052	—
Third parties	77,338	37,640

	204,960	105,658

Terminals & truck loading racks:
Affiliates	119,168	116,661
Third parties	47,056	27,800

	166,224	144,461

Total for pipelines and terminal assets (bpd)	371,184	250,119

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions declared in the period. Incentive distributions of $0.2 million were declared during the quarter ended March 31, 2006. No incentive distributions were declared during the quarter ended March 31, 2005. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended
	March 31,
	2006	2005
	(In thousands)
Net income
	$7,135	$6,326

Add interest expense	2,933	1,005
Add amortization of discount and deferred debt issuance costs	242	113
Subtract interest income	(243)	(88)
Add depreciation and amortization	3,793	2,363

EBITDA	$13,860	$9,719

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended
	March 31,
	2006	2005
	(In thousands)
Net income	$7,135	$6,326

Add depreciation and amortization	3,793	2,363
Add amortization of discount and deferred debt issuance costs	242	113
Add increase in deferred revenue	484	—
Subtract maintenance capital expenditures*	(440)	(167)

Distributable cash flow	$11,214	$8,635

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.
(4)	The amounts reported represent volumes from the initial assets contributed to HEP at inception in July 2004 and additional volumes from the assets acquired from Alon starting in March 2005 and the intermediate pipelines acquired from Holly starting in July 2005. The amounts reported in the 2005 periods include volumes on the acquired assets from their respective acquisition dates averaged over the full reported periods.
Balance Sheet Data

	March 31,	December 31,
	2006	2005
	(Dollars in thousands)
Cash and cash equivalents	$17,267	$20,583
Working capital	$18,944	$19,454
Total assets	$248,723	$254,775
Long-term debt	$179,401	$180,737
Partners’ equity	$48,877	$52,060
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners
214/871-3555